Exhibit 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

September 30, 2015

NuStar Energy L.P.

19003 IH-10 West

San Antonio, Texas 78257

Ladies and Gentlemen:

We have acted as special counsel to NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of the registration statement on Form S-3 filed by the Partnership with the Securities and Exchange Commission (the “Commission”) and declared effective June 2, 2015 (the “Registration Statement”), relating to the registration of the offering and sale (the “Offering”) of common units representing limited partner interests in the Partnership (the “Common Units”) having an aggregate offering price of up to $500,000,000 by the Partnership under the Securities Act of 1933, as amended (the “Act”) and the prospectus supplement dated on or about the date hereof (the “Prospectus Supplement”). In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Tax Consequences” in the Registration Statement, as updated by the statements in the Prospectus Supplement under the caption “Material Tax Considerations” (the “Discussion”).

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

Austin    Beijing    Dallas    Dubai    Houston     London    New York    Research Triangle Park    The Woodlands    Washington, DC

NuStar Energy L.P.

September 30, 2015

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Current Report on Form 8-K.

Very truly yours,

/s/ Andrews Kurth LLP